Exhibit 99.1

Press Release

Comstock Homebuilding Companies Restructures $22 Million Debt Outstanding With Wachovia

RESTON, Va., Dec. 23, 2008 (GLOBE NEWSWIRE)—Comstock Homebuilding Companies, Inc. (NasdaqGM:CHCI – News) and certain of its subsidiaries (collectively ‘‘Comstock’’ or the ‘‘Company’’) today announced that they have entered into various loan modification agreements with Wachovia Bank, N.A. (‘‘Wachovia’’) with respect to the approximately $22.2 million outstanding under the Company’s secured borrowing base facility (the ‘‘Borrowing Base’’). Under the terms of a loan modification and forbearance agreement and three note agreements the outstanding balance of the Company’s Borrowing Base, along with the associated real estate collateral, was distributed between three new loan facilities—an $8.0 million construction revolver, an $11.6 million term loan and a $3.0 million project loan. The Borrowing Base represented the Company’s only outstanding indebtedness to Wachovia.

Under the terms of a new $8.0 million construction revolver, the Company and Wachovia refinanced 33 lots from the Borrowing Base which represented $3.3 million of the Company’s outstanding balance prior to the modifications. The construction revolver will be used by the Company both to complete construction of the initial 33 lots and to fund construction of pre-sold, non-contingent homes to be built on lots initially financed in the new term loan. The new construction revolver matures on January 10, 2010. Interest on the Revolver is to be paid current on a monthly basis until maturity at an interest rate of LIBOR plus 400 bps. At closing the Company made an initial draw under the new revolver of $1.2 million.

Under the terms of a new $11.6 million term loan, the Company and Wachovia refinanced 453 lots from the Borrowing Base which represented $11.6 million of the Company’s outstanding balance prior to the modifications. The new term loan, which matures on January 10, 2010, will accrue interest at a rate of LIBOR plus 400 bps from the date of closing until maturity and as such there will be no monthly cash interest payments required during the term of the loan. Lots financed under the new term loan can be either released to a third party upon a sale of the lot or transferred into the new construction revolver in connection with a non-contingent sales contract for the construction of a new home on the lot. In either case, the lot can be released from the new term loan at a price equal to the initial balance of the lot plus accrued interest.

Under the terms of a new $3.0 million project loan, the Company and Wachovia refinanced the Company’s 167-lot Tribble Road development project in Atlanta, Georgia. Prior to the refinance the Tribble Road project accounted for $7.3 million of the outstanding balance under the Borrowing Base. In connection with the refinance Wachovia agreed to an immediate and permanent reduction in the outstanding indebtedness of the Tribble Road project from $7.3 million to $3.0 million resulting in debt forgiveness to the Company of approximately $4.3 million. The new Tribble Road project loan, which matures on December 10, 2011, will accrue interest at a rate of LIBOR plus 400 bps from the date of closing until maturity and as such there will be no monthly cash interest payments required during the term of the loan.

‘‘We have worked closely with Wachovia over the past several months to develop a mutually acceptable restructure of our borrowing facilities and we are very pleased to have completed this process before year end,’’ said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. ‘‘Now that this deal is closed we once again have a source of financing for construction of sold homes, which we believe will have a positive impact on results in 2009. Although financial market turmoil continues to have a destabilizing effect on housing, we are committed to surviving this cyclical downturn and restoring Comstock to profitability. Accordingly, we continue to make the hard decisions that we believe are necessary to ensure our ability to accomplish our goal. To that end, we are reducing salaries for 2009 at the top of our organization by as much as 20% and we will continue to make hard decisions as warranted given market conditions. It is our hope that the incoming administration will take steps to support homeowners and stabilize the housing market as well.’’

Comstock Homebuilding Companies, Inc. is a publicly traded real estate enterprise with a focus on a variety of affordably priced, for-sale residential products. The company currently operates as Comstock Homes in the Washington, D.C.; Raleigh, NC; and Atlanta, GA markets. Comstock trades on Nasdaq as CHCI. For more information please visit www.comstockhomes.com.

Cautionary Statement: This release may contain ‘‘forward-looking’’ statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Additional information concerning these and other important risks and uncertainties can be found under the heading ‘‘Risk Factors’’ in the Company’s Form 10-K as filed with the Securities and Exchange Commission on March 24, 2008. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.